Exhibit 99.1

January 27, 2016

Agritek Holdings, Inc. Completes Elimination of $850,000 of Toxic Debt From Former Lenders

LOS ANGELES, CA -- (Marketwired) -- 01/27/16 -- Agritek Holdings, Inc. (OTC PINK: AGTK) (http://www.Agritekholdings.com), a leader in Compassionate Care Technology and agricultural solutions for the recreational cannabis industry, today announced the Company has eliminated and re-negotiated the removal of approximately $850,000 in toxic debt from two lenders on the Company's balance sheet. The negotiation also included new commitments to fund approximately $250,000 in new working capital, of which $87,500 has been funded, with new institutional lenders seeking a long term relationship with Agritek Holdings. The new lenders also purchased approximately $350,000 in aged notes from Tonaquint, Inc. and Vis Vires Group, Inc.

The above includes the recently announced retirement of $500,000 of toxic debt from the balance sheet in exchange for cash and interest in its' Nevada property. The Company expects to file an 8K next week regarding the engagement of a new auditing firm with the objective of becoming current in its reporting requirements.

"We have come too far over the last several years within the medicinal cannabis sector to give toxic lenders the ability to keep our common stock price at all time lows and continue conversions which have continued to have a dramatic effect and place downward pressure on not only the share price but completely putting a stranglehold on the Company while limiting resources. With a long term capital partner who has assured us their cooperation and belief in Agritek Holdings and new funding in place, I feel extremely confident that we can turn this Company into what it once was as a pioneer, the first fully reporting company in this sector and finally monetize our assets," stated B. Michael Friedman, CEO of Agritek Holdings Inc.

The Company will be communicating this week regarding the launch and licensing of our new CBD capsules CANNABOL Rx, containing the first patented flavored capsule and additional product lines in the weeks ahead.

About Agritek Holdings, Inc.

Agritek Holdings, Inc. (www.Agritekholdings.com), a pioneer within the medicinal marijuana space, provides innovative patient and agricultural solutions and seeks to be the leader in Compassionate Care Technology for the medicinal marijuana industry. Agritek Holdings provides real estate management and health and wellness product lines including through its wholly owned subsidiary Agritek Venture Holdings Inc. Agritek does not directly grow, harvest, or distribute or sell cannabis or any substances that violate or contravene United States law or the Controlled Substances Act, nor does it intend to do so in the future.

FORWARD-LOOKING DISCLAIMER:

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Agritek Holdings, Inc. to be materially different from the statements made herein.

Contact:

Agritek Holdings, Inc.

310.205.2560

305.721.2727

Source: Agritek Holdings, Inc.